Exhibit 4.1

Description of Securities Registered Pursuant to Section 12 of the Exchange Act

The Lincoln National Life Insurance Company (“LNL”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, which is registered under Section 12(g).

Common Stock

LNL is an Indiana domiciled stock life insurance company. The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated articles of incorporation and our amended and restated bylaws, each of which has been previously filed and is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and the Indiana Business Corporation Law and the Indiana Insurance Law (“Indiana law”). You should read these documents and the applicable provisions of Indiana law for a full description of the terms of our common stock.

Authorized Capital Stock
LNL’s authorized capital stock consists of 10,000,000 shares of common stock, par value $2.50 per share, of which 10,000,000 shares were outstanding at December 31, 2023.  All of such issued and outstanding stock is fully paid and non-assessable.
All of the issued and outstanding common stock is owned by our direct parent company, Lincoln National Corporation (“LNC”).

There is no authorized preferred stock.
Dividends
The holders of common stock are entitled to dividends as and when declared by the board of directors.  Dividends may be paid in cash, property or bonds or shares of LNL, except as limited by applicable law.  We are subject to certain insurance department regulatory restrictions as to the transfer of funds and payment of dividends to the holding company, LNC, which are more fully described in the Annual Report on Form 10-K of which this exhibit is a part. There is no requirement or assurance that LNL will declare and pay any dividends.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including the election of directors, and do not have any cumulative voting rights.
Liquidation and Dissolution
In the event of our liquidation, dissolution or winding up, the holder of our common stock is entitled to our assets, if any, remaining after the payment of all of our liabilities.
Other Rights
The holders of common stock have no preemptive, conversion, redemption or sinking fund rights.  The holders of LNC’s common stock are not required to make additional capital contributions.